ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

091201

Filed in the office of	Document Number 20140683371-55
Ross Miller Secretary of State State of Nevada	Filing Date and Time 09/24/2014 4:20 PM
	Entity Number LLC3904-2001

Amendment to Articles of Organization

(PURSUANT TO NRS 86.221)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Organization For a Nevada Limited-Liability Company (Pursuant to NRS 86.221)

1. Name of limited-liability company:

Wynn Las Vegas, LLC

2. The company is managed by: ☐ Managers OR ☒ Members (check only one box)

3. The articles have been amended as follows: (provide article numbers, if available)*

A new Article VIII is hereby added:

"Article VIII (Special Provision Regarding Distributions): Notwithstanding anything to the contrary in these articles of organization or any operating agreement of the Company, the Company is hereby specifically permitted to make any distribution that otherwise would be prohibited by Section 86.343(1)(b) of the Nevada Revised Statutes."

4. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Signature (must be signed by at least one manager or by a managing member):

X

Signature

* 1) If amending company name, it must contain the words **"Limited-Liability Company," "Limited Company,"** or **"Limited,"** or the abbreviations **"Ltd.," "L.L.C.," "L.C.," "LLC"** or **"LC."** The word **"Company"** may be abbreviated as **"Co."**

2) If adding managers, provide names and addresses.

FILING FEE: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.